CONSENT OF INDEPENDENT AUDITORS

Seligman New Technologies Fund II, Inc.

We consent to the use in Pre-Effective Amendment No. 4 to Registration No. 333-32222 of our report dated June 9, 2000 and to the reference to us under the caption "Experts", both of which appear in the Statement of Additional Information, which is part of such registration statement.


Deloitte & Touche LLP

/s/ DELOITTE & TOUCHE LLP

New York, New York
June 9, 2000